Exhibit 99.1

PRESS RELEASE

January 24, 2008

Mission Community Bancorp; San Luis Obispo, CA

OTCBB Symbol:  MISS

FOR IMMEDIATE RELEASE

Mission Community Bancorp, San Luis Obispo, California, parent of Mission Community Bank, is pleased to announce an agreement with Carpenter Community BancFund, L.P. by which the Fund will invest $6 million in the Company and act as a strategic advisor to support the Company’s growth and expansion.

“The Fund’s capital and strategic counsel will assist us in the growth of Mission Community Bank’s business banking in our current markets of San Luis Obispo and Northern Santa Barbara counties, and beyond,” said Anita Robinson, the Company’s president and chief executive officer. “This infusion of funds will also enable us to enhance our services aimed at our region’s rapidly growing Hispanic community.”

Edward J. Carpenter, Chairman and CEO of Carpenter & Company said, “The goal of the Fund is to be a growth resource for banks and bankers and to create a good return for investors.” Mr. Carpenter continued, “We are very pleased to be making the Fund’s first investment in Mission Community Bancorp and to provide capital to Anita Robinson, Brooks Wise and the rest of the Mission Community team.”

Under the terms of the Stock Purchase Agreement entered into by the parties, the Fund will purchase an aggregate of 333,334 shares of Mission Community’s authorized but unissued shares of stock for a purchase price of $18.00 per share, or an aggregate of approximately $6 million.  The Fund was formed by the principals of Carpenter & Company, the Irvine-based investment banking and consulting firm that specializes in bank development.  The Fund plans to support new and growing community banks in California and elsewhere.

The Transaction

The Carpenter Community BancFund has agreed to purchase 333,334 shares of the Company’s common stock in two separate closings.  At the first closing, the Fund will purchase a number of shares of common stock in the Company’s currently ongoing public offering that is equivalent to 9.8% of the Company’s common stock projected to be outstanding upon consummation of the Company’s current public offering.  The public offering is anticipated to close on or before February 15, 2008.  The balance of the 333,334 shares of the Company’s common stock will be purchased by the Fund, subject to receipt of all required regulatory approvals, in a private placement that will close following the receipt of all required regulatory approvals and the fulfillment of all other conditions precedent to closing set forth in the Stock Purchase Agreement, which second closing is expected to occur in the second quarter of 2008.

Pursuant to the Stock Purchase Agreement the Company has agreed, prior to the second closing, to increase the size of its Board to appoint as a director one person nominated on behalf of the Fund, and to continue to nominate one person designated by the Fund for election to the Board of Directors so long as the Fund continues to own at least ten percent of the outstanding common stock of the Company.

In addition, the Company has granted the Fund “piggyback registration” rights on customary terms and conditions.  The Company has also granted the Fund demand registration rights that may be exercised by the Fund not earlier than the fourth anniversary of the second closing date and not later than the fifth anniversary of the second closing date.

Mission Community

Mission Community Bancorp, a bank holding company, operates Mission Community Bank with offices in San Luis Obispo, Paso Robles and Arroyo Grande, and a Business Banking Center located in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  A Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several grants and awards for its success in small business lending and community development banking services.

For More Information

For more information, please contact Anita Robinson at (805) 782-5000.

Forward-Looking Statements Disclosure

This news release contains forward-looking statements related to, among other things, business growth.  These statements are based on management’s current views and assumptions regarding future business performance.  Actual performance may vary due to competitive conditions, levels of marketing spending, economic factors such as energy prices, interest rates, or an economic slow-down or recession in our market area and other factors.